-11-

Exhibit 11 - Computation of per share earnings

     Three Months Ended
     April 30
     1995 1994

     Earnings per Common & Common Equivalent Share:

     Net Earnings                                            $58,926   $51,753


     Weighted Average Shares Outstanding                     159,734   148,045
     Dilutive Effect of Common Stock Equivalents                  81       167

     Weighted Average Shares, as Adjusted                    159,815   148,212


     Earnings per Common & Common Equivalent Share              $.37      $.35



     Earnings per Common Share - Assuming Full Dilution:

     Net Earnings                                            $58,926   $51,753
     Interest (After Taxes) on Convertible Debt                1,882     1,912

     Net Earnings, as Adjusted                               $60,808   $53,665


     Weighted Average Shares Outstanding                     159,734   148,045
     Dilutive Effect of Common Stock Equivalents                  81       167
     Shares Added if All Debt Converted                       10,898    11,003

     Weighted Average Shares, as Adjusted                    170,713   159,215


     Earnings per Common Share - Assuming Full Dilution         $.36      $.34
